Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 15, 2025, relating to the consolidated financial statements of IVEDA Solutions, Inc. as of and for the years ending December 31, 2024 and 2023 which report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) included in IVEDA Solutions, INC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related Prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California
January 30, 2026